Exhibit 99.1

NEW RELEASE

For Immediate Release

For more information, contact:

Donna Lee

636-728-3189

THERMADYNE HOLDINGS CORPORATION

RESCHEDULES CONFERENCE CALL TO

WEDNESDAY, JUNE 14, 2006

ST. LOUIS, MO – May 25, 2006 – Thermadyne Holdings Corporation (THMD.PK)

The Company announced it is rescheduling to Wednesday, June 14, 2006, 9:00 a.m. EDT its conference call previously scheduled for Friday, May 26, 2006.

The purpose of the conference call is to discuss the 2005 fourth quarter results, the 2006 first quarter results and the Company’s prospects for 2006.

The Company expects to file its 2005 Annual Report on Form 10-K and its Form 10-Q for the three months ended March 31, 2006 prior to that date.

As previously announced, the Company indicated that additional time was required to reclassify as discontinued operations in prior year consolidated financial results certain non-core businesses which had been sold. The Company further reported that it was analyzing whether certain of its subsidiaries have been accurately applying U.S. GAAP to the accounting for foreign currency translations and in its financial statement consolidation process in conjunction with adjustments related to fresh start accounting. The Company is also reassessing its accounting for deferred income taxes related to the fresh start accounting adjustments.

The Company has substantially completed its review of these matters and believes any adjustments to prior years’ statements or previously reported 2005 quarterly results would have no or minimal impact on previously reported cash flows.

The Company continues its efforts to complete its audited financial statements and to file its 2005 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the three months ended March 31, 2006.

To participate via telephone, please dial:

• U.S. and Canada: 877-313-3171 (Conference ID 9935171)

Those wishing to participate are asked to dial in ten minutes before the conference begins.  For those unable to participate in the live conference call, a recording of the conference will be available from June 14, 2006 at 10:30 AM Eastern until June 21, 2006 at 11:30 PM Eastern by dialing (800) 642-1687 or (706) 645-9291. Enter conference ID 9935171 followed by the # to listen to the recording.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, and Cigweld®.  Its common shares trade on the pink sheets under the symbol THMD.PK. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results.  These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.